As filed with the Securities and Exchange Commission on May 18, 2012

Registration No. 333-

____________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________________________________________________________

StellarOne Corporation
(Exact name of registrant as specified in its charter)

____________________________________________________________________________________

Virginia	54-1829288
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Peter Jefferson Parkway, Suite 250 Charlottesville, VA	22911
(Address of Principal Executive Offices)	(Zip Code)

STELLARONE CORPORATION STOCK AND
INCENTIVE COMPENSATION PLAN
(Full title of the plan)

____________________________________________________________________________________
Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer
StellarOne Corporation
590 Peter Jefferson Parkway, Suite 250
Charlottesville, VA 22911
(433) 964-2211
(Name, address and telephone number, including area code, of agent for service)

____________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☑

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

____________________________________________________________________________________

The Commission is requested to mail signed copies of all orders, notices and communications to:

Susan Stoops Ancarrow, Esq.
Troutman Sanders LLP
1001 Haxall Point
Richmond, VA 23219
Telephone: (804) 697-1861
Facsimile: (804) 698-6015

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered2	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock1	1,000,000 shares	$12.15	3	$12,150,000	3	$1,392.39

1	Common Stock, $1.00 par value, offered by StellarOne Corporation (the “Company”) pursuant to the StellarOne Corporation Stock and Incentive Compensation Plan (the “Plan”).

2
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.

3
Pursuant to Rule 457(c) and (h) under the Securities Act, the proposed maximum offering price and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and were determined based on the average of the high and low sales prices of the Company’s Common Stock on May 16, 2012 as reported by the NASDAQ Global Select Market.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428 under the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2012;

(b)
The description of the Company’s Common Stock, par value $1.00 per share, contained in the Company’s Registration Statement on Form S-3, filed with the Commission on June 15, 2010, including any amendment or report filed for the purpose of updating such description; and

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company since the end of the year covered in its Annual Report referred to in (a) above.

All documents filed by the Company subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment hereto which either indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement in this registration statement, or in a document incorporated or deemed incorporated herein, shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited or eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Articles of Incorporation of the Company contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director to the Company or its shareholders for monetary damages for any breach of duty as a director or officer.

The Company’s Articles of Incorporation also require it to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Company, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity. Directors and officers of the Company are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also may be entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt by the Company of a written statement of the director’s or officer’s good faith belief that his or her conduct has met the required standard and a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Company’s Board of Directors also has the authority to extend to employees, agents, and other persons serving at the request of the Company the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

    Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

An Exhibit Index appears within this 8K.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at taht time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, Commonwealth of Virginia, on May 18, 2012.

StellarOne Corporation
(Registrant)

By:	/s/ O.R. Barham, Jr.
O.R. Barham, Jr.
President and Chief Executive Officer

POWERS OF ATTORNEY
AND
SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints O.R. Barham, Jr. and Jeffrey A. Farrar, and each of them, with full power to act without the other and full power of substitution, as his attorneys-in-fact and agents for him and in his name and on his behalf as a director and/or officer of StellarOne Corporation to prepare and sign any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, including any amendment to this registration statement for the purpose of registering additional shares in accordance with General Instruction E to Form S-8, and other documents (including any necessary amendments thereof) which such attorneys-in-fact, or either of them, may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ O.R. Barham, Jr.	President and Chief Executive Officer, Director	May 18, 2012
O.R. Barham, Jr.	(Principal Executive Officer)

/s/ Jeffrey W. Farrar	Executive Vice President and Chief Financial Officer	May 18, 2012
Jeffrey W. Farrar	(Principal Financial and Accounting Officer)

/s/ Raymond D. Smoot, Jr.	Chairman of the Board of Directors	May 18, 2012
Raymond D. Smoot, Jr.

/s/ H. Wayne Parrish	Vice Chairman of the Board of Directors	May 18, 2012
H. Wayne Parrish

/s/ Lee S. Baker	Director	May 18, 2012
Lee S. Baker

/s/ Glen C. Combs	Director	May 18, 2012
Glen C. Combs

/s/ Beverly E. Dalton	Director	May 18, 2012
Beverly E. Dalton

/s/ Gregory L. Fisher	Director	May 18, 2012
Gregory L. Fisher

/s/ Christopher M. Hallberg	Director	May 18, 2012
Christopher M. Hallberg

/s/ Jan S. Hoover	Director	May 18, 2012
Jan S. Hoover

/s/ Steven D. Irvin	Director	May 18, 2012
Steven D. Irvin

/s/ Alan W. Myers	Director	May 18, 2012
Alan W. Myers

/s/ Charles W. Steger	Director	May 18, 2012
Charles W. Steger

/s/ Joe J. Thompson	Director	May 18, 2012
Joe J. Thompson

/s/ Keith L. Wampler	Director	May 18, 2012
Keith L. Wampler

EXHIBIT INDEX

Exhibit No.	Description

4.1	StellarOne Corporation Stock and Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement filed on March 30, 2012).

5.1	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5.1 hereto).

23.2	Consent of Grant Thornton LLP, filed herewith.

24.1	Powers of Attorney (included on the signature page of this registration statement).